ALPHARMA

Leadership in Specialty Pharmaceutical Products

February 10, 2003

Mr. Michael J. Valentino
3 Reservoir Ridge
Morristown, NJ 07960

Dear Mr. Valentino:

In connection with the termination of your employment, which became effective on January 31, 2003, and in consideration for execution of the attached Agreement and Release, Alpharma Inc. (the "Company") hereby agrees with you as follows:

(1)     The termination of your employment with the Company, which became effective on January 31, 2003, was a termination without Cause (as that term is defined in the Employment Agreement) for all purposes of the Employment Agreement dated October 21, 2002 (the "Employment Agreement") between the Company and you.

(2)     Payments to you will be made as follows:

(a)     Payable 7 days after your execution of the Agreement and Release referred to above:

(i)     $600,000, representing two times your target bonus of 60% of your annual salary;

(ii)     $100,000, representing your bonus award for the 2002 performance year;

(iii)     200,000, representing the supplemental retirement benefit contemplated in paragraph 3 of the Employment Agreement;

(iv)     $9,615, representing vacation pay computed on a pro-rata basis for the period of your employment;

(v)     $10,000, representing non-accountable expenses to be incurred by you in transitioning to new employment; and

(vi)     Reimbursement for miscellaneous unpaid business expenses incurred by you with respect to which you have submitted appropriate expense reimbursement requests and supporting documentation, minus $500, representing the value of your personal digital assistant and cellular telephone which you are may retain. You will be responsible for cellular telephone services for all periods subsequent to January 31, 2003. In addition, you shall be entitled to reimbursement for all other reasonable unpaid business expenses incurred by you prior to the date of your termination, provided that you submit appropriate evidence of such expenses to the Company within 60 days of the date of this letter.

The above monies, shall be reduced by any governmental withholding amounts required by law.

(b)    Payable over time as follows, and beginning 7 days after your execution of the attached Agreement and Release:

(i)     24 months of base salary continuation at the annual rate of $500,000, paid according to the Company's bi-weekly pay periods, reduced by any governmental withholding amounts required by law; and

(ii)     24 months of executive allowance continuation, paid according to the Company's bi-weekly pay periods at the rate of $1,500 per pay period, reduced by any governmental withholding amounts required by law and reduced by any insurance related amounts which you are responsible for paying (referred to in paragraph 3 below).

All payments contemplated by this paragraph 2 shall be made by wire transfer to the following account, unless and until you provide the Company with different wire transfer instructions:

Institution:	First Union National Bank of New Jersey
Acct. Name:	Michael J. Valentino and Karen Valentino
Acct. #:	1010017170527
Routing #:	021200025

(3)     In addition to the payments described above, you shall be entitled to 24 months of continued participation in the Company's healthcare plans at normal employee rates (to be paid by you) and coverage under the Company's Basic Life Insurance and Accidental Death and Dismemberment Plans to the same extent as in effect immediately prior to the date of your termination. At the end of the 24 month period you shall be entitled to continued health benefits as provided by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

(4)     The Company is unaware of any other benefits, rights or entitlement that you could be entitled to under Section 6(e) and 6(i) of the Employment Agreement dated October 21, 2002.

(5)     Since your stock options have not vested, and will not vest within 30 days after the date of your employment termination, all options are immediately forfeited.

(6)     The Company agrees, upon the expiration of the 7-day revocation period set forth in the attached Agreement and Release, and after receipt of the necessary tax identification number, to pay the amount of $20,000 to the Law Offices of Joseph E. Bachelder in satisfaction of all legal fees and other expenses of such firm in connection with the negotiation of your separation from the Company and the preparation of this Agreement. This payment shall be made by wire transfer to the following account:

Institution:	Citibank, N.A.
Acct. Name:	Bachelder Law Firm
Acct. #:	95438901
Routing #:	021000089

* * * * *

If you agree with the foregoing, please execute the enclosed copy of this letter in the space provided for that purpose and return the executed copy to the Company whereupon this letter will constitute a binding agreement between us.

Very truly yours,
ALPHARMA INC.

By: __/s/ George P. Rose
Name: George P. Rose
Title: Executive Vice President Human Resources and Communications

Agreed:

_/s/ Michael J. Valentino____

Michael J. Valentino